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EXHIBIT 10.24

                         EMPLOYMENT/RETENTION AGREEMENT

THIS AGREEMENT is made as of August 22, 2002 between Cable Design Technologies Corporation, a Delaware corporation ("CDT"), and Kenneth O. Hale, Jr. who resides at 1539 Glenwood Dr., Pittsburgh, Pennsylvania 15241 ("Mr. Hale").


Mr. Hale currently serves as Chief Financial Officer of CDT. Mr. Hale has voluntarily given notice of his intention to retire as of December 31, 2002. CDT has accepted such resignation effective as of such date. In addition, CDT is willing to provide certain compensation and benefits to Mr. Hale to ensure an orderly transition.

NOW THEREFORE, the parties agree as follows:

1. Duties. Mr. Hale will serve as CDT's Chief Financial Officer until December 31, 2002, will have the rights and powers associated with such office and until December 31, 2002 will fulfill the responsibilities of chief financial officer of CDT to the best of his abilities in a diligent, trustworthy and businesslike manner. Such duties include, without limitation:

          a.   overseeing the completion of the audit of CDT's 2002 fiscal year;
          b. reviewing the results of 2002 fiscal year and the audit thereof with the Audit Committee of CDT's Board of Directors;
          c. overseeing the preparation of results for CDT's 2003 first fiscal quarter;
          d. involvement in preparing the press release for the 2002 fiscal year and 2003 first fiscal quarter results;
          e. participating in the preparation of the Form 10-K and annual report for the 2002 fiscal year and the Form 10-Q for the 2003 first fiscal quarter;
          f. signing the Form 10-K for the 2002 fiscal year and the Form 10-Q for the 2003 first fiscal year (provided Mr. Hale does not have a specific and reasonable belief that the language or financials therein are materially misleading and CDT is unwilling to correct such misleading language or financials); and
          g.   participation in the annual meeting for the 2002 fiscal year.

In addition, Mr. Hale will work with CDT's chief accounting officer and other members of the corporate financial staff to enable an orderly transition. In the event a replacement CFO is retained prior to December 31, 2002, Mr. Hale will assist in such person's transition.

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2.   Compensation. Mr. Hale's current base salary and benefits (including health, dental, vision, life, participation in management bonus plan, use of company leased automobile and participation in profit sharing plan) will continue through December 31, 2002. Thereafter, CDT will pay Mr. Hale an aggregate of $126,000, payable in 6 equal monthly installments beginning in January, 2003, and all benefits shall cease with the exception of benefits available under COBRA.

3. COBRA Payments. CDT shall pay on behalf of, or reimburse, Mr. Hale for the payments required to maintain COBRA for a period of 18 months following December 31, 2002.

4. Automobile. If Mr. Hale provides CDT with notice prior to December 1, 2002, CDT will purchase Mr. Hale's current company leased automobile and transfer ownership and title (on an "as is" basis) for such automobile to Mr. Hale, it being understood that the tires need to be replaced for up to $750 prior to December 31, 2002 at CDT's expense.

5. Vacation. Mr. Hale shall be entitled to take such vacation as he deems appropriate which is expected to include the last week of October, 3 weeks in November and 2 weeks in December, it being intention that Mr. Hale will make reasonable good faith efforts to be physically present in Pittsburgh to participate in (i) the preparation of the 2002 first quarter release during the last week of November and (ii) the preparation of the Form 10-Q during December, and attend the Board of Directors and Stockholders meeting in December; provided that while it is understood that this vacation schedule may affect the manner in which Mr. Hale performs his duties contemplated under Section 1, it shall not relieve him from the responsibility and obligation to perform such duties as contemplated in such Section 1. No vacation shall be accrued as of December 31, 2002.

6. Options. Mr. Hale's current options will continue to vest through December 31, 2002, and vested options will be exercisable for a period of 30 days thereafter.

7. Taxes. Mr. Hale shall pay all taxes applicable to the salary, severance, automobile transfer and other benefits provided hereunder in accordance with applicable law and, to the extent required by law, CDT may withhold taxes.

8. Voluntary Employment Termination. Mr. Hale and CDT acknowledge that the decision of Mr. Hale to terminate his employment was made by Mr. Hale and is voluntary on Mr. Hale's behalf.


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9. Post-Retirement Obligations. Following December 31, 2002, Mr. Hale will:

     a. not make any negative or derogatory statements or communications concerning CDT or its affiliates, their officers, employees, directors, operations, products or other business affairs(except in response to comments of such type made by CDT, its affiliates or their officers or employees regarding or relating to Mr. Hale);
     b. be available to CDT (at reasonable times) to provide assistance in or for external investigations, audits or litigation relating to any period prior to December 31, 2002, provided that CDT will reimburse Mr. Hale's expenses relating to such assistance;
     c. for a period of 1 year following December 31, 2002, be available by phone to provide assistance in or for any internal investigations relating to any period prior to December 31, 2002; and
     d. not disclose to any unauthorized person or use for his own purposes any confidential or proprietary information relating to CDT or its subsidiaries without the prior written consent of an authorized officer of CDT, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions or except as required by law.

10. CDT and its senior corporate officers shall not make negative or derogatory statements or communications concerning Mr. Hale, it being understood that CDT cannot control statements made by individuals outside of their capacity as officers of CDT.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Mr. Hale acknowledges and agrees that neither CDT nor any of its affiliates owes Mr. Hale any employment (or post-employment) compensation or benefits other than those specifically set forth herein; provided that this paragraph or Agreement does not release or waive any D&O insurance, indemnification or other similar rights available to Mr. Hale. It is further agreed that the foregoing shall not affect Mr. Hale's rights under his change of control agreement, which will remain in full force and effect until December 31, 2002.


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     Prior to January 7, 2003, CDT would inform Mr. Hale whether a credible offer that CDT intends to pursue for a change of control from a third party had been received prior December 31, 2002. If such a proposal was received prior to December 31, 2002 and ultimately results in a change of control transaction with such party then, to the extent that Mr. Hale did not previously exercise his options held on December 31, 2002, CDT will provide Mr. Hale with the monetary value of such options (change of control transaction share price less the exercise price of the options) as if Mr. Hale had held such options and they had been exercised as part of such change of control and sold in the transaction. Mr. Hale will hold any information provided pursuant to this paragraph shall be held in confidence, and will not purchase CDT shares, options or other securities based on such information.

13. Consideration of Agreement. Mr. Hale acknowledges that he has had adequate time to consider the terms of this Agreement, and he is entering into this agreement voluntarily and of his own volition.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CABLE DESIGN TECHNOLOGIES
CORPORATION

By: ____________________________                    ____________________________
Name:  Fred C. Kuznik                                Kenneth O. Hale, Jr.
Title: Chief Executive Officer